CONSENT OF INDEPENENT AUDITORS




Board of Directors
New Millennium Media International, Inc.
Safety Harbor, FL

We consent to the incorporation by reference in this Registration Statement of New Millennium Media International, Inc. on Form S-8 of our report dated March 20, 2001 on the financial statements of New Millennium Media International, Inc. as of December 31, 1999 and 2000 and for the years ended December 31, 1999 and 2000, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.

/s/ Richard J. Fuller

Richard J. Fuller, CPA, PA
May 30, 2001